Exhibit 99.1

FOR IMMEDIATE RELEASE

Newtek Business Services, Inc.,

The Small Business Authority, Obtains Additional

Line of Credit from Sterling National Bank

NEW YORK – March 2, 2011 – Newtek Business Services, Inc. (NASDAQ:NEWT), The Small Business Authority, has announced that it has entered into an agreement with Sterling National Bank to provide a warehouse line of credit to be used to fund its accounts receivable financing business conducted by Newtek Business Credit.

Newtek Business Credit is active in providing financing to small businesses nationwide through the purchase of accounts receivable and related accounts processing services. This Sterling National Bank credit facility will enable the Company to take better advantage of the pent-up demand for credit by credit-worthy small businesses. The facility is for up to $10 million and has a three year term to maturity and will replace the existing line of credit with Wells Fargo Bank, N.A.

Barry Sloane, Chairman, President and Chief Executive Officer of Newtek remarked that “We are very positive about our new relationship with Sterling National Bank for helping us grow our receivable financing business. The Company has been able to generate good growth in Newtek Business Credit and we intend to purchase between $100 and $150 million of receivables during 2011. Our ability to do receivables financing in conjunction with our term lending business offers a great advantage to independent business owners across the US in need of funding their businesses and growth and also improves our ability to market both of these services.”

About Newtek Business Services, Inc.

Newtek Business Services, The Small Business Authority, provides the following products and services:

•

Electronic Payment Processing: eCommerce, electronic solutions to accept non-cash payments, including credit and debit cards, check conversion, remote deposit capture, ACH processing, and electronic gift and loyalty card programs.

Exhibit 99.1

•	Web Hosting: Full-service web host which offers eCommerce solutions, shared and dedicated web hosting and related services including domain registration and online shopping cart tools.

•	eCommerce: A suite of services that enable small businesses to get up and running on-line quickly and cost effectively, with integrated web design, payment processing and shopping cart services.

•	Business Lending: Broad array of lending products including SBA 7(a) and SBA 504 loans.

•	Insurance Services: Commercial and personal lines of insurance, including health and employee benefits in all 50 states, working with over 40 insurance carriers.

•	Web Services: Customized web design and development services.

•	Data Backup, Storage and Retrieval: Fast, secure, off-site data backup, storage and retrieval designed to meet the specific regulatory and compliance needs of any business.

•	Accounts Receivable Financing: Receivable purchasing and financing services.

•	Payroll: Complete payroll management and processing services.

Newtek Business Services, Inc., The Small Business Authority, is a direct distributor of a wide range of business services and financial products to the small- and medium-sized business market under the NewtekTM brand. Since 1999, Newtek has helped small- and medium-sized business owners realize their potential by providing them with the essential tools needed to manage and grow their businesses and to compete effectively in today’s marketplace. Newtek provides its services to over 100,000 business accounts and has positioned the NewtekTM brand as a one-stop-shop provider of such business services. According to the U.S. Small Business Administration, there are over 27.5 million small businesses in the United States, which in total represent 99.7% of all employer firms.

About Sterling National Bank

Since 1929, Sterling National Bank has successfully served the needs of businesses, professionals and individuals in the NY metropolitan area and beyond. Sterling is well-known for its high-touch, hands-on approach to customer service and a special focus on serving the business community. Sterling National Bank is the principal banking subsidiary of Sterling Bancorp (NYSE: STL), a New York City-based financial corporation with assets exceeding $2 billion.

Sterling offers clients a full range of depository and cash management services plus a broad portfolio of financing solutions – including working capital lines, accounts receivable and inventory financing, factoring, international trade financing, payroll funding and processing, equipment leasing and financing, commercial and residential mortgages and mortgage warehouse lines of credit.

Note Regarding Forward Looking Statements

Exhibit 99.1

Statements in this press release including statements regarding Newtek’s beliefs, expectations, intentions or strategies for the future, may be “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. All forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from the plans, intentions and expectations reflected in or suggested by the forward-looking statements. Such risks and uncertainties include, among others, intensified competition, operating problems and their impact on revenues and profit margins, anticipated future business strategies and financial performance, anticipated future number of customers, business prospects, legislative developments and similar matters. Risk factors, cautionary statements and other conditions which could cause Newtek’s actual results to differ from management’s current expectations are contained in Newtek’s filings with the Securities and Exchange Commission and available through http://www.sec.gov.

# # #